MUTUAL RELEASE

This Mutual Release is made as of March 2, 2007, by River Rock Entertainment Authority (“River Rock”), a governmental instrumentality of and successor in interest to the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized Indian tribe, and Dry Creek Casino, LLC, a Texas limited liability company (“Developer” and, together with River Rock, the “Parties”) with respect to the following:

1.
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, River Rock, for itself and its successors and assigns, does hereby forever release, discharge and acquit Developer and its successors and assigns, and the members and managers of Developer and their successors and assigns, and the officers, directors, employees and agents of each of them, and Developer for itself and its successors and assigns, does hereby forever release, discharge and acquit River Rock, the Tribe, and each of their respective affiliates, subsidiaries, successors and assigns, and the officers, directors, employees and agents of each of them of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, judgments, debts, controversies, damages, costs, losses and expenses of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore or now existing, or which could, might or may now or hereafter be claimed to exist, of whatever kind, name or nature, whether known or unknown, past or present, latent or patent, suspected or unsuspected, anticipated, or unanticipated, liquidated or unliquidated, each as though fully set forth herein at length, which in any way arise out of, are connected with or related to the making, documenting or performing of that certain Development and Loan Agreement between River Rock and Developer dated as of August 21, 2001, as amended (the “Agreement”).

2.
Each of River Rock and Developer (each, a “Releasor”) hereby agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and it further agrees, represents and warrants that this Mutual Release has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit River Rock and Developer, respectively, and each of them, from any and all such unknown causes of action, claims, demands, debts, controversies, damages, costs, and losses and expenses which in any way arise out of or are connected with, or relate to the Agreement. In furtherance of this intention, each Releasor expressly waives any and all rights conferred upon it by the provisions of California Civil Code Section 1542, and expressly consents that this Mutual Release shall be given full force and effect according to each and all of its express terms and provisions. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each Releasor hereby understands and acknowledges the significance and consequences of such release and specific waiver of Section 1542 and has been advised by independent legal counsel concerning the same.

IT IS HEREBY FURTHER UNDERSTOOD AND AGREED that the acceptance of delivery of this Mutual Release by River Rock and Developer shall not be deemed or construed as an admission of liability by any party released by the terms hereof, and each such party hereby expressly denies liability of any nature whatsoever arising from or related to the subject of this Mutual Release.

3.
The Parties hereby acknowledge River Rock’s due exercise of the Buy-Out Option (as such term is defined in the Agreement) and the Parties’ mutual agreement to fix the amounts due Developer in respect of such exercise to the sum of $11,350,000 (the “Buy-Out Fee”), subject to the terms of this Mutual Release. River Rock shall cause the Buy-Out Fee, less all sums paid to Developer toward the Buy-Out Fee after River Rock exercised the Buy-Out Option on January 31, 2007 and prior to full execution and delivery of this Mutual Release, to be paid to Developer within five (5) business days after River Rock‘s receipt of this Mutual Release, duly executed and delivered by Developer. The Parties agree that they will not seek further consideration from each other for this Mutual Release.

4.
Each Releasor hereby represents and warrants that (a) it owns all of the purported claims, rights, demands, and causes of action that it is releasing by this Mutual Release and that no other person or entity has any interest in said claims, rights, demands or causes of action by reason of any contract or dealing with such Releasor, and (b) such Releasor has not assigned to any other person or entity all or any part of such claims, rights, demands or causes of action.

5.	This Mutual Release shall be governed by and construed and interpreted in accordance with the laws of the State of California.

6.
This Mutual Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Mutual Release to physically form one document.

7.
Without limiting the foregoing counterparts provision, this Mutual Release shall be of no force and effect, and shall not be binding upon any Releasor or inure to the benefit of either of River Rock or Developer, unless and until it has been duly executed and delivered by the Parties hereto and River Rock has paid the full Buy-Out Fee to Developer, at which time this Mutual Release shall be effective and the Agreement shall be deemed fully performed and of no further force or effect.

8.	Where the identity of the parties hereto or the circumstances make it appropriate, the neuter gender includes the masculine and/or feminine, and the singular number includes the plural.

9.	The Parties agree that a facsimile signature shall have the same force and effect as an actual, manual signature for purposes of determining the enforceability of this Agreement.

River Rock Entertainment Authority	Dry Creek Casino, LLC

By:	By:
Betty J. Arterberry, Chairperson	H. Thomas Winn, Manager

Approved By:

Dry Creek Rancheria Band
Of Pomo Indians

By:
Harvey Hopkins, Chairperson